Purchasing Portfolio: JULIUS BAER INTERNATIONAL EQUITY FUND


                                               FORM FOR COMPLIANCE WITH
                                               SECTION 10(f) UNDER THE
                                               INVESTMENT COMPANY ACT OF 1940
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Security Description: FORTUM OYJ

Seller: Morgan Stanley Dean Witter, Warburg Dillon Read

Date of Purchase (and settlement, if different): 12/10/98 (12/17/98)

Maturity Date: N/A

Interest Rate:     N/A

Number and Value of Securities Purchased: 10,000 Shares @ FIM 32;
Total: FIM 320,000

Aggregate Number and Value of Securities Offered: 160,000,000 Shares @FIM 32; Total:FIM 5,120,000,000



The securities are (i) part of registered public offering, or (ii) Eligible Municipal Securities, or (iii) securities sold in an Eligible Foreign Offering, or (iv) securities sold in an Eligible Rule 144A Offering. (Circle item number that applies.)
YES              NO
_X__
-----

The securities are purchased prior to the end of the first day on which any sales are made, at a price that is not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer.
YES              NO
_X__
-----

If the securities are offered for subscription upon exercise of rights, the securities
are being purchased on or before the fourth day preceding the day on which the rights
offering terminates.
YES              NO
_ N/A_
-----





If the securities to be purchased are part of a registered public offering or are purchased pursuant to an Eligible Foreign Offering or an Eligible Rule 144A Offering, the issuer of the securities has been in continuous operation for not less than three years, including the operations of any predecessors. __X___
YES              NO
_X__
-----


The securities are offered in a firm commitment underwriting.
YES              NO
_X__
-----

The commission, spread or profit received or to be received by the principal underwriters is reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities being sold during a comparable period of time.
YES              NO
_X__
-----

The securities purchased (in the aggregate for all investment companies advised by the Adviser) do not exceed: (i) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or (ii) if purchased in an Eligible Rule 144A Offering, 25% of the total of: (A) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (B) the principal amount of the offering of such class in any concurrent public offering.
YES              NO
_X__
-----


The securities are not being purchased directly or indirectly from an officer, director, member of an advisory board, investment adviser or employee of the Affiliated Underwriter or from a person of which any such officer, director, member of the advisory board, investment adviser or employee is an affiliated person, and if the seller is a syndicate manager, none of the foregoing will receive any credit, compensation, allocation, or other benefit from the transaction.
YES              NO
_X__
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__12-10-98___________                               ___Riad Younes__________
Date                                                Portfolio Manager and Trader